Exhibit 5.1

December 19, 2017

Kingstone Companies, Inc.
15 Joys Lane
Kingston, New York 12401

Re: Registration Statement on Form S-3 (Registration No. 333-221615)

Ladies and Gentlemen:

We have acted as counsel to Kingstone Companies, Inc., a Delaware corporation (the "Company"), in connection with (i) the issuance and sale by the Company of $30,000,000 aggregate principal amount of its 5.50% Senior Unsecured Notes due 2022 (the "Notes") pursuant to an Underwriting Agreement, dated December 14, 2017 (the "Underwriting Agreement"), between the Company and Sandler O'Neill & Partners, L.P., (ii) the filing by the Company of the above-referenced Registration Statement (the "Registration Statement", the prospectus contained in the Registration Statement is herein referred to as the "Base Prospectus") under the Securities Act of 1933, as amended (the "Act"), with the U.S. Securities and Exchange Commission (the "SEC"), pursuant to which the Notes are registered under the Act; (iii) the filing by the Company of the Preliminary Prospectus Supplement, dated December 13, 2017 (the "Preliminary Prospectus Supplement"), and the Final Prospectus Supplement, dated December 14, 2017 (the "Final Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"), relating to the Notes with the SEC pursuant to Rule 424(b) promulgated under the Act and (iv) the filing by the Company of the Pricing Term Sheet, dated December 14, 2017 (the "Term Sheet"), relating to the Notes with the SEC as a free writing prospectus. The Underwriting Agreement was filed as Exhibit 1.1 to the Company's Current Report on Form 8-K on December 18, 2017.

 In connection with this opinion letter, we have examined (i) the Registration Statement, (ii) the Preliminary Prospectus Supplement, (iii) the Pricing Term Sheet and (iv) the Prospectus. We have also examined and relied upon (i) the Indenture, dated December 19, 2017, as amended by the First Supplemental Indenture, dated December 19, 2017 (as so supplemented, the "Indenture"), between the Company and Wilmington Trust, National Association, as Trustee (the "Trustee"), (ii) the form of the Notes, (iii) the Restated Certificate of Incorporation and the By-Laws of the Company, each as amended to date, (iv) certificates of officers of the Company and (v) copies of such other documents, resolutions, corporate records and other instruments as we deemed relevant under the circumstances.

For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as original, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof and (v) the conformity to the proceedings of the board of directors of the Company of all minutes of such proceedings.  We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

We have assumed, without any independent investigation or verification of any kind, the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, the due authorization, execution and delivery by the Trustee of the Indenture, and the due authentication by the Trustee of the Notes, as well as the legal right and power under all applicable laws and regulations of the Trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the Trustee in accordance with the terms of, the Indenture.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that, when issued in accordance with the Indenture, and delivered and paid for in accordance with the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company enforceable against Company in accordance with their terms and entitled to the benefits provided by the Indenture, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and reference to our firm under the heading "Legal Matters" in the Prospectus.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

The opinion expressed herein is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

This opinion is as of the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

We are rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Very truly yours,

/s/ Certilman Balin Adler & Hyman, LLP